FINANCIAL STATEMENTS AND
                                         INDEPENDENT AUDITORS' REPORT

                                           CITYSIDE APARTMENTS, L.P.

                                       DECEMBER 31, 1996, 1995 AND 1994

                            Cityside Apartments, L.P.

                                TABLE OF CONTENTS



                                                                                     PAGE
INDEPENDENT AUDITORS' REPORT                                                          3

FINANCIAL STATEMENTS

    BALANCE SHEETS                                                                    4

    STATEMENTS OF OPERATIONS                                                          5

    STATEMENTS OF PARTNERS' EQUITY                                                    6

    STATEMENTS OF CASH FLOWS                                                          7

    NOTES TO FINANCIAL STATEMENTS                                                     8



                                         INDEPENDENT AUDITOR'S REPORT


To the Partners
Cityside Apartments, L.P.

        We have audited the accompanying balance sheets of Cityside Apartments, L.P. as of December 31, 1996 and 1995, and the related statements of operations, partners' equity and cash flows for the years ended December 31, 1996, 1995 and 1994. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cityside Apartments, L.P. as of December 31, 1996 and 1995, and the results of its operations, the changes in partners' equity and cash flows for the years ended December 31, 1996, 1995 and 1994, in conformity with generally accepted accounting principles.





/s/ Reznick Fedder & Silverman

Bethesda, Maryland
January 24, 1997



                                     CITYSIDE APARTMENTS, L.P.

                                           BALANCE SHEETS

                                            DECEMBER 31,


                                                           ASSETS
                                                              1996          1995
                                                            ------------  --------

         CURRENT ASSETS
          Petty Cash                                         $   400 $          400
          Cash in bank - operations                           86,291        207,947
          Cash in bank - development                           1,437          1,700
          Tenant accounts receivable                          17,821         23,622
          Accounts receivable - subsidy                       21,318         12,643
          Prepaid taxes and insurance                         39,371         42,618
          Due from affiliate                                  10,499           -
                                                           --------------------------

                   Total current assets                      177,137        288,930
                                                            ---------      ---------
         DEPOSITS HELD IN TRUST - FUNDED
           Tenant security deposit                            17,551         17,814
                                                            ---------      ---------
         RESTRICTED DEPOSITS AND FUNDED RESERVES
           Mortgage escrow deposits                           59,469         65,963
           Reserve for replacement                           180,166        153,212
           Reserve for painting                               29,117         21,060
           Rehabilitation escrow                             117,686        113,582
           Roofing and siding reserves                        64,684            -
                                                            ---------      ---------

                                                             451,122        353,817
         RENTAL PROPERTY                                    ---------      ---------
           Land                                               99,797         99,797
           Buildings and improvements                     13,802,871     13,802,871
           Building equipment - portable                      14,723         14,723
                                                          ----------     -----------
                                                          13,917,391     13,917,391
           Less accumulated depreciation                   3,675,441      3,171,904
                                                          -----------    -----------
                                                          10,241,950     10,745,487
                                                          -----------    -----------
      OTHER ASSETS
           Deposits                                            3,060          3,060
           Mortgage costs, less accumulated amortization
                      of $91,267 and $80,428                244,2230        255,062
                                                            ----------     ----------
                                                             247,283        258,122
                                                            ----------     ----------
                                                        $11, 135,043     $11,664,170
                                                        =============     ============


See notes to financial statements


                                     CITYSIDE APARTMENTS, L.P.

                                           BALANCE SHEETS

                                            DECEMBER 31,

  LIABILITIES AND PARTNERS' EQUITY
                                                                   1996          1995
                                                               ------------     --------
      CURRENT LIABILITIES
         Accounts payable                                    $      8,490    $     3,029
         Accrued interest payable                                  48,380         48,876
         Accrued management fee                                     5,652          6,690
         Accrued P.I.L.O.T                                         22,814         29,157
         Due to general partners and affiliates                    79,177         79,177
         Rent deferred credits                                      1,317            642
         Current maturities of mortgages payable                   62,859         56,619
                                                                 ----------     --------
           Total current liabilities                              228,689        224,190
                                                                 ----------     --------
        DEPOSITS LIABILITY
         Tenant security deposits (contra)                         17,551         17,814
                                                                 ----------     --------

        LONG-TERM DEBT
         Mortgages payable, less current maturities             7,802,632      7,865,492
         Accrued interest payable                                 431,965        358,956
                                                                -----------     ---------
                                                                8,234,597      8,224,448
                                                                -----------     ---------
        CONTINGENCY                                                     -             -

        PARTNERS' EQUITY                                        2,654,206      3,197,718
                                                                -----------     ---------
                                                              $11,135,043    $11,664,170
                                                               ============   ===========


See notes to financial statements


                                     CITYSIDE APARTMENTS, L.P.

                                      STATEMENTS OF OPERATIONS

                                      Year ended December 31,


                                                 1996          1995          1994
                                                 ----          ----          ----
Revenue
  Rental                                     $ 1,281,775   $ 1,285,427   $ 1,257,143
  Interest and other                              20,117        29,947        79,278
                                             -----------   -----------   -----------

                                              1,301,892     1,315,374      1,336,421
                                              ---------     ---------      ---------
Expenses
  Administrative                                167,757       163,402        166,358
  Utilities                                      78,170        71,139         76,345
  Operating and maintenance                     207,532       153,174        160,426
  Taxes and insurance                        191,263          182,006        175,340
  Interest                                      681,306       662,020        667,127
  Depreciation and amortization                 514,376       515,275        515,866
                                             ----------    ----------     ----------

                                              1,840,404     1,747,016      1,761,462
                                              ---------     ---------      ---------

    NET LOSS                                 $ (538,512)   $ (431,642)   $ (425,041)
                                              ==========    ==========    ==========



See notes to financial statements


                                     CITYSIDE APARTMENTS, L.P.

                                   STATEMENTS OF PARTNERS' EQUITY

                            Years ended December 31, 1996, 1995 and 1994


                                                             General       Limited
                                                Total        partners      partners
Partners' equity, December 31, 1993          $ 4,056,901   $    90,426   $ 3,966,475

Partner distribution                            (2,500)        -             (2,500)

Net profit (loss) - 1994                       (425,041)         49,211    (474,252)
                                             -----------   ------------  -----------

Partners' equity, December 31, 1994           3,629,360    139,637         3,489,723

Net profit (loss) - 1995                       (431,642)         7,298     (438,940)
                                             -----------   -----------   -----------

Partners' equity, December 31, 1995           3,197,718       146,935      3,050,783

Partner distribution                            (5,000)        -             (5,000)

Net loss - 1996                                (538,512)      (5,385)      (533,127)
                                             -----------    ---------    -----------

Partners' equity, December 31, 1996          $ 2,654,206    $ 141,550    $ 2,512,656
                                              ==========     ========     ==========



See notes to financial statements


                                     CITYSIDE APARTMENTS, L.P.

                                      STATEMENTS OF CASH FLOWS

                                      Year ended December 31,

                                                               1996          1995           1994
                                                               ----          ----           ----
Cash flows from operating activities
  Net loss                                                 $   (538,512) $  (431,642)  $  (425,041)
  Adjustments to reconcile net loss to net cash provided
    by
    operating activities
  Depreciation                                                503,537        504,436       504,153
  Amortization                                                 10,839         10,839        11,713
  Mortgagor income                                                429          -             -
  Decrease (increase) in tenant  accounts receivable            5,801            182       (7,977)
  Decrease (increase) in accounts receivable - subsidy        (8,675)          3,279      (11,452)
  Decrease (increase) in accounts receivable - insurance        -             15,118      (15,118)
    claims
  Decrease (increase) in prepaid expenses                       3,247        (3,369)        1,448
  Decrease in tenant security deposits - net                    1,230          -             -
  Decrease (increase) in mortgage escrow deposits               6,494        (8,184)      (12,937)
  Increase (decrease) in accounts payable                       3,802          (968)       (4,213)
  Increase (decrease) in accrued management fee                (1,038)       (1,046)        1,032
  Increase in accrued interest payable                         72,513        72,563        72,608
  Increase (decrease) in accrued P.I.L.O.T.                    (6,343)        3,219        (7,343)
  Increase (decrease) in accounts payable - fire loss           -           (48,257)       48,257
  Increase (decrease) in rent deferred credits                     67           300           (28)
                                                           ---------------------------- --------------
    Net cash provided by operating activities                  53,999       116,470       155,102
                                                           ------------- -----------    -----------

Cash flows from investing activities
  Increase in reserve for replacements                       (26,954)       (26,880)      (22,791)
  Increase in rehabilitation escrow                           (4,104)        (4,233)       (2,243)
  Increase in painting escrow                                 (8,057)          (633)         (427)
  Advances on behalf of affiliate                            (10,499)          -             -
  Investment in rental property                                 -              -           (5,633)
  Decrease in GNMA deposit                                      -              -           58,346
  Increase in roofing and siding reserve                      (64,684)              -        -
                                                           ------------  ----------------------------
    Net cash provided by (used in) investing activities      (114,298)       (31,746)          27,252
                                                           -----------   ------------   -------------

Cash flows from financing activities
  Principal payments on mortgages                            (56,620)        (50,999)     (46,026)
  Distribution to limited partner                             (5,000)          -           (2,500)
  Repayment of due to general partners and affiliates             -         (376,330)               -
                                                           --------------------------   -------------
    Net cash used in financing activities                    (61,620)       (427,329)     (48,526)
                                                           ------------  ------------   ------------

    NET INCREASE (DECREASE) IN CASH                         (121,919)       (342,605)      133,828

Cash, beginning                                              210,047         552,652       418,824
                                                           -----------   -----------    -----------

Cash, end                                                  $  88,128     $   210,047   $   552,652
                                                            ============  ===========    ===========

Supplemental disclosure of cash flow information
  Cash paid for interest during the year                  $  583,837  $      589,457   $   594,519
                                                            ===========   ===========    ===========

See notes to financial statements

                            CITYSIDE APARTMENTS, L.P.

                          NOTES TO FINANCIAL STATEMENTS

                        December 31, 1996, 1995 and 1994


NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cityside Apartments, L.P. was organized under the laws of the State of New Jersey on April 1, 1988 for the purpose of acquiring, constructing, and operating a low-income residential housing project under Section 221(d)(4) of the National Housing Act. The project consists of 126 units located in Trenton, New Jersey and is currently operating under the name of Cityside Apartments. Cash distributions are limited by agreement between the partnership and the City of Trenton to $81,884 annually, however, in no event can the distributions exceed surplus cash as defined by HUD. The project qualifies for the low-income credit established by the Tax Reform Act of 1986.

Each building of the project has qualified and been allocated low-income housing credits pursuant to Internal Revenue Code Section 42 ("Section 42") which regulates the use of the project as to occupant eligibility and unit gross rent, among other requirements. Each building of the project must meet the provisions of these regulations during each of fifteen consecutive years in order to remain qualified to receive the credits.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Rental Property

Land, buildings and improvements are recorded at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives using the straight-line method over a 27.5 year life. Personal property is recorded at cost and is depreciated over its estimated service life of 5-7 years using accelerated methods. Improvements are capitalized, while expenditures for maintenance and repairs are charged to expense as incurred. Upon disposal of depreciable property, the appropriate property accounts are reduced by the related costs and accumulated depreciation. The resulting gains and losses are reflected in the statements of operations.

Amortization

Mortgage costs are amortized over the term of the respective loan using the effective interest method.

Provision for Doubtful Accounts

The  partnership   considers  accounts   receivable  to  be  fully  collectible;
accordingly, no allowance for doubtful accounts is required. If amounts become uncollectible, they will be charged to operations upon such determination.

Rental Income

Rental income is recognized as rentals become due. Rental payments received in advance are deferred until earned. All leases between the partnership and tenants of the property are operating leases.

                            CITYSIDE APARTMENTS, L.P.

                          NOTES TO FINANCIAL STATEMENTS

                        December 31, 1996, 1995 and 1994


Income Taxes

No provision or benefit for income taxes has been included in these financial statements since taxable income or loss passes through to, and is reportable by, the partners individually.

NOTE B - PARTNERS' CAPITAL CONTRIBUTIONS

The partnership has four general partners which  collectively have a 1% interest
- Trenton Investors, Inc., Landex Corporation, The Richman Group, Inc. and Altman Properties, Ltd. - and one limited partner, American Tax Credit Properties, L.P., which has a 99% interest. Total general partner capital contributions received in prior years were $400. The limited partner was obligated to make capital contributions of $6,098,988, all of which have been received.

NOTE C - LONG-TERM DEBT

Mortgage Payable - Greystone Servicing Corporation, Inc.

The partnership is obligated under the terms of a mortgage payable to Greystone Servicing Corporation, Inc. (subservicer for the Government National Mortgage Association). The note is insured by the Federal Housing Administration (FHA) and is collateralized by a first mortgage on the property. The note bears interest at the rate of 10.5%.

Principal and interest are payable by the partnership in monthly installments of $53,371 through August 1, 2019. Principal and accrued interest due at December 31, 1996 and 1995 are $5,529,191 and $48,380, and $5,585,811 and $48,876,
respectively.

Under agreements with the mortgage lender and FHA, the partnership is required to make monthly escrow deposits for taxes, insurance and replacement of project assets, and is subject to restrictions as to operating policies, rental charges, operating expenditures and distributions to partners.

The liability of the partnership under the mortgage is limited to the underlying value of the real estate collateral plus other amounts deposited with the lender.

Aggregate annual maturities of the mortgage payable over each of the next five years are as follows:

                      December 31,   1997              $62,859
                                     1998                69,787
                                     1999                77,478
                                     2000                86,016
                                     2001                95,495

Mortgage Payable - City of Trenton

The partnership is obligated under the terms of a mortgage from the City of Trenton, State of New Jersey. The note bears interest at the rate of 3.125%. Annual payments of principal and interest, limited to surplus cash as defined and in accordance with the terms of the agreement, were scheduled to commence on February 4, 1993. No payments were due in 1995 and 1996 under the terms of the agreement. All unpaid principal and interest is due and payable on

                            CITYSIDE APARTMENTS, L.P.

                          NOTES TO FINANCIAL STATEMENTS

                         December 31, 1996, 1995 and 1994


February 4, 2006, subject to extension to August 1, 2019 at the discretion of the first mortgagee. Principal and accrued interest due at December 31, 1996 and 1995 are $2,336,300 and $431,965, and $2,336,300 and $358,956, respectively.

The loan is secured by a second mortgage on the real estate. The liability of the partnership under the mortgage is limited to the underlying value of the real estate collateral.

NOTE D - TRANSACTIONS WITH AFFILIATES AND RELATED PARTIES

Due to General Partners and Affiliates

As of December 31, 1996 and 1995, the partnership owes the general partners and certain affiliates $43,326 and $43,326, respectively, for development fees, construction management fees, and other construction items.
The amounts are noninterest bearing and due on demand.

Partnership Administration Fee

The partnership has entered into a Partnership Administrative Services agreement with the general partners for their services in managing the business of the partnership. The annual fee is equal to 50% of net cash flow available for distribution as defined in the partnership agreement with a maximum of $250,000 per year. No such fee was incurred during 1996, 1995 and 1994. The cumulative amount payable as of December 31, 1996 and 1995 is $35,851.

Management Fee

The property is managed by an affiliate of certain of the general partners. The management fee is 6% of project receipts. The management agent also receives fees for accounting services provided to the partnership. Management fees charged to operations during 1996, 1995 and 1994 were $76,712, $77,346, and $74,352, respectively. Accounting fees charged to operations were $6,804 during each of the three years ended December 31. At December 31, 1996 and 1995, $5,652 and $6,690, respectively, in management and accounting fees are payable.

Insurance

The sole shareholder of an affiliate of one of the general partners provided debt service financing for the capitalization of LaMere Associates, Inc. (LaMere). In connection with such debt financing, the shareholder received 20% of the stock of LaMere. LaMere was paid premiums in connection with the following insurance coverage provided to the project: property, auto, workmen's compensation, liability and umbrella. In connection with such insurance coverage, the partnership incurred $56,725, $57,574, and $50,495 in premiums for the years 1996, 1995 and 1994, respectively.

Shared Project Payroll Costs and Expenses

As approved by the State of New Jersey Department of Community Affairs, Division of Housing and Community Resources, payroll and all other direct costs of employment for certain employees are shared between the partnership and Cityside Apartments, Phase II, L.P., a contiguous project. The projects share a common management office and therefore share office expenses. Certain non project specific maintenance expenses are shared between the projects. These payroll costs and expenses are allocated based on the number of units in each project. Also approved, the social service

                            CITYSIDE APARTMENTS, L.P.

                          NOTES TO FINANCIAL STATEMENTS

                        December 31, 1996, 1995 and 1994


director/site manager provided services to another project the management agent manages. The partnership was reimbursed by the management agent for the services provided based on the time spent on the other project.

Computer Services

In accordance with HUD Handbook 4381.5 Rev-2, Paragraph 6.38, the partnership uses the services of a computer consultant company to provide the following services: purchase and install personal computers and the related equipment and software for the project's rental office, provide training and technical support, and consult on software upgrades. Dynamic Information Services, Inc.
(DIS), which is owned by a relative of an officer of the management company, is a licensed representative of Project Data Systems, Inc., a nationally known provider of computer system software for the subsidized housing industry. DIS derives 40% of its consulting service revenues from third party clients not affiliated with the management company. In 1996, DIS provided no services to the partnership. In 1995, the partnership paid DIS $183 for technical support and training services based on billable hours.

NOTE E - PARTNERSHIP PROFITS AND LOSSES AND DISTRIBUTIONS

All profits and losses are allocated 1% to the general partners and 99% to the limited partner.

Distributable   cash  flow,  as  defined  by  the  partnership   agreement,   is
distributable 1% to the general partners and 99% to the limited partner. However, cash distributions are limited as described in note A.

Gain, if any, from a sale, exchange or other disposition is allocable as follows:

        1. To all partners having negative balances in their capital accounts prior to the distribution of any sale or refinancing proceeds, an amount of such gain to increase their negative balance to zero.

        2. 1% to the general partners and 99% to the limited partner until the limited partner has received an amount equal to its gross capital contribution.

        3. The remainder of such gain, if any, 50% to the limited partner and 50% to the general partners.

Loss from a sale is allocable as follows:

        1. To the partners such that after such allocation their respective capital accounts will be proportionate to their interests.

        2. To the partners until each partner's capital account equals their capital contribution.

        3. To the partners to the extent of and in proportion to each partner's capital account.

        4. Any remaining loss is allocated to the partners in accordance with the manner in which they bear the economic risk of loss.

                            CITYSIDE APARTMENTS, L.P.

                          NOTES TO FINANCIAL STATEMENTS

                        December 31, 1996, 1995 and 1994


NOTE F - HOUSING ASSISTANCE PAYMENT CONTRACT AGREEMENT

The Federal Housing Administration (FHA) has contracted with the partnership under Section 8 of Title II of the Housing and Community Development Act of 1974 to make housing assistance payments to the partnership on behalf of qualified tenants. The agreements are on a unit-by-unit basis, have a 15-year term and expire on various dates through May 2005.

NOTE G - CONTRACT WITH THE CITY OF TRENTON (IN LIEU OF TAXES)

The partnership has entered into an agreement with the City of Trenton whereby the partnership pays a service charge in an amount equal to 6.28% of gross rents as defined in the agreement. During 1996, 1995 and 1994, $82,610, $82,167, and $80,873, respectively, was charged to operations and $22,814 and $29,157, respectively, is owed at December 31, 1996 and 1995.

NOTE H - CONTINGENCY

The partnership's low-income housing credits are contingent on its ability to maintain compliance with applicable sections of Section 42. Failure to maintain compliance with occupant eligibility, and/or unit gross rent, or to correct noncompliance within a specified time period could result in recapture of previously taken tax credits plus interest. In addition, such potential noncompliance may require an adjustment to the contributed capital by the limited partner.